Exhibit 99.1

McLeodUSA Solicits Lender Consent for Debt Restructuring
and Receives Commitments for New Financing

•                  Customers, Employees and Trade Creditors will be Unaffected

•                  Bank Lending Group to Provide Additional Financing

•                  No Recovery for Preferred or Common Stockholders

CEDAR RAPIDS, Iowa — October 19, 2005 — McLeodUSA Incorporated, one of the nation’s largest independent, competitive telecommunications services providers, announced today that it has begun the solicitation process for approval from the Company’s lenders for a restructuring of its approximately $777.3 million in bank debt plus accrued interest.  If the required approvals are received, the restructuring will be accomplished through a prepackaged plan of reorganization for the Company and its subsidiaries pursuant to a Chapter 11 bankruptcy filing.  The Company expects to continue to pay its employees and trade creditors in the normal course of business without disruption.  Customers will be unaffected by the restructuring, and the Company will maintain its commitment to the highest levels of customer service and quality.

Amounts outstanding under the Company’s credit facilities as of September 30, 2005 total approximately $773.3 million, comprised of approximately $100 million in funded Senior Debt and approximately $677.3 million of Junior Debt, plus accrued interest.  Under the terms of the prepackaged plan, the existing Senior Debt will be converted into a $100 million term facility, and obligations under the Junior Debt will be converted into 100% of the Company’s equity.  All of the Company’s existing Preferred Stock and Common Stock will be cancelled, and holders of that stock will have no recovery.

Stan Springel, Chief Restructuring Officer of McLeodUSA, stated, “After considering the available alternatives, we have concluded, in consultation with our lenders, that a consensual prepackaged reorganization under Chapter 11 of the bankruptcy code represents the best way to restructure our obligations under our credit facilities.  This restructuring will significantly improve the Company’s financial position thereby strengthening our ability to execute the VoIP product growth strategy launched earlier this year while continuing to provide the high quality voice and data services that our customers have come to expect.”

In addition, the Company’s lenders have agreed to provide debtor-in-possession financing of up to $50 million that will be replaced with a $50 million revolving credit facility upon final confirmation of the plan of reorganization.

“While substantial work remains, once this financial restructuring is complete, McLeodUSA will emerge a financially stronger and more stable company,” stated Joseph Ceryanec, acting Chief Financial Officer.  “We very much appreciate the continued dedication of our employees, vendors and customers as we continue to work through this process.  We believe that this proposed restructuring will leave us even better able to provide the strong service, and innovative, technologically advanced products that our customers have come to expect.”

If the required lender approvals are received, the Company expects to promptly file the Chapter 11 voluntary bankruptcy cases and plan of reorganization.  The Company will seek approval and consummation of the plan as quickly as possible; however, the completion and success of the debt restructuring will depend on many factors, including approval by the bankruptcy court of the Company’s plan of reorganization, completion of the proposed financing and receiving the necessary regulatory approvals.  Therefore, the specific timeframe for completing the restructuring process cannot be predicted at this time.

About McLeodUSA

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states.  The Company is a facilities-based telecommunications provider with, as of June 30, 2005, 38 ATM switches, 39 voice switches, 698 collocations and 432 DSLAMs.  The Company today has approximately 1,720 employees.  Visit the Company’s Web site at www.mcleodusa.com

Some of the statements in this press release include statements about our future expectations.  Statements that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.  Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash.  In some cases, you can identify these so-called “forward-looking statements” by our use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words and other comparable words.  These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations.  Our expectations are based on various factors and assumptions and reflect only our predictions.  Factors that could cause actual results to differ materially from the forward-looking statements include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, our ability to continue as a going concern, our ability to implement a strategic transaction or a capital restructuring, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate.  These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:

McLeodUSA Incorporated, Cedar Rapids, IA

Investor Contact: Bryce Nemitz

Press Contact:  Bruce Tiemann

Phone:  (319) 790-7800